Exhibit 99.1

News Release

Ritchie Bros. receives TSX approval for New Normal Course Issuer Bid (Share Repurchase Program)

VANCOUVER, March 1, 2016 - Ritchie Bros. Auctioneers Incorporated (NYSE and TSX: RBA, the “Company”) announces today that it has obtained the approval of the Toronto Stock Exchange (the “TSX”) to commence a new normal course issuer bid (“NCIB”). The Company currently has in place a NCIB which will terminate on March 2, 2016. The new NCIB will allow the Company to continue using its share repurchase program to primarily neutralize share dilution from options.

NCIB Details

The new NCIB will commence on March 3, 2016 and will terminate on March 2, 2017 or on such earlier date as the Company may complete its purchases thereunder or as it may otherwise determine. Under the new NCIB, the Company may purchase up to the lesser of 5,360,763 common shares (such amount representing 5% of the common shares of the Company issued and outstanding as of February 24, 2016) and that number of common shares worth an aggregate of US$52.5 million. Furthermore, subject to certain exemptions for block purchases, the maximum number of its common shares that the Company may purchase on any one trading day on the TSX is 57,159 common shares, such amount representing 25% of the average daily trading volume of the common shares of the Company on the TSX alone for the six calendar months ended January 31, 2016.

As of February 24, 2016, 107,215,270 common shares of the Company were issued and outstanding. All common shares of the Company purchased under the new NCIB will be cancelled.

While acknowledging that opportunities to further invest in the business do exist and will arise, and could require capital investment, the Company expects that it will generate more cash from operations during the period of the NCIB than will be required to support its business and growth objectives during this period. The Company believes that purchasing its common shares for cancellation to mitigate dilution from options and pursuing opportunistic share repurchases from the open market to reduce shares issued represents an appropriate and desirable use of available funds. The Company is committed to returning excess capital to shareholders through regular quarterly dividends and its share repurchase program.

Subject to the negotiation of a broker agreement, the Company’s common shares under the new NCIB will be purchased through a combination of an automatic repurchase plan (the “Purchase Plan”), as well as at management’s discretion in compliance with regulatory requirements and given market, cost and other considerations. Under the Purchase Plan, the Company’s broker may repurchase shares under the new NCIB at any time including, without limitation, when the Company would ordinarily not be permitted to do so due to regulatory restrictions or self-imposed blackout periods. Purchases will be made by the Company’s broker based upon the parameters prescribed by the TSX, applicable Canadian and U.S. securities laws and the terms of the parties' written agreement.

Purchases under the new NCIB may be made at the then current market price of the Company’s common shares through the facilities of the TSX, the New York Stock Exchange (the “NYSE”) or alternative trading platforms in Canada or the United States by means of open market transactions or by such other means as may be permitted by the TSX and applicable Canadian and U.S. securities laws. Under its existing NCIB, which commenced on March 3, 2015 and will terminate on March 2, 2016, the Company purchased an aggregate of 1,900,000 common shares of the Company for a weighted average price per share of CAD$31.647 through the TSX, CAD$32.092 through alternative trading platforms in Canada and US$25.001 through the NYSE.

There can be no assurance as to the precise number of common shares that will be repurchased under the new NCIB, or the aggregate dollar amount of the common shares purchased. The Company may discontinue purchases at any time, subject to compliance with applicable regulatory requirements.

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest seller of used equipment for the construction, transportation, agriculture, material handling, energy, mining, forestry, marine and other industries. Ritchie Bros. TM solutions make it easy for the world’s builders to buy and sell equipment with confidence, including live unreserved public auctions with on-site and online bidding (rbauction.com), the EquipmentOne secure online marketplace (EquipmentOne.com), a professional corporate asset management program, and a range of value-added services, including equipment financing for customers through Ritchie Bros. Financial Services (rbauctionfinance.com). The Company has operations in more than 25 countries, including 44 auction sites worldwide. Learn more at RitchieBros.com.

Forward Looking Information

This press release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, "forward-looking statements"), including, in particular, statements regarding the renewal of the NCIB, potential share repurchases, investment opportunities and cash flows. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as "expect", "plan, "anticipate", "project", "target", "potential", "schedule", "forecast", "budget", "estimate", "intend" or "believe" and similar expressions or their negative connotations, or statements that events or conditions "will", "would", "may", "could", "should" or "might" occur. Such forward looking statements involve material assumptions, risks and uncertainties, certain of which are beyond the control of the Company. Such assumptions, risks and uncertainties include, without limitation, factors influencing the supply of and demand for used equipment, fluctuations in market conditions and values of used equipment, seasonal and periodic variations in operating results, actions of competitors, the success of the Company’s new initiatives, economic and other conditions in local, regional and global markets, and the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, available on the SEC, SEDAR, and the Company’s website. The Company’s actual achievements could differ materially from those expressed in, or implied by, this forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Any forward-looking statements are made as at the date of this press release and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, except as may be required by applicable securities laws. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

For more information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com